Exhibit 99
Media Contact:
Christina Chan
Senior Manager, Public Affairs
Biogen Idec
Tel: (781) 464-3260
Investment Community Contact:
John Applegate
Associate Director, Investor Relations
Biogen Idec
Tel: (781) 464-2442
FOR IMMEDIATE RELEASE
Biogen Idec Reports Second Quarter 2010 Results
Double-Digit Revenue Growth of 11% Year Over Year
Weston, MA, July 20, 2010 — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader in the discovery, development, manufacturing, and commercialization of innovative therapies, today announced its second quarter 2010 results.
Second Quarter 2010 Highlights:
•	Second quarter revenues were $1.2 billion, an increase of 11% over the second quarter of 2009, driven primarily by the continued growth of TYSABRI® (natalizumab) revenues, which increased 17% to $219 million in the quarter, AVONEX® (interferon beta-1a) revenues, which increased 6% to $628 million and RITUXAN® (rituximab) revenues, which increased 11% to $306 million.
•	Global in-market net sales of TYSABRI in the second quarter of 2010 were $298 million, an increase of 17% over the second quarter of 2009, of which $145 million were in the U.S. and $153 million were in rest of world markets.

Page 2     Biogen Idec Reports Second Quarter 2010 Results
•	Second quarter 2010 GAAP diluted EPS were $1.12, an increase of 129% over the second quarter of 2009. GAAP net income attributable to Biogen Idec for the quarter was $293 million, an increase of 105% over the second quarter of 2009.
•	Second quarter 2010 non-GAAP diluted EPS were $1.31, an increase of 75% over the second quarter of 2009. Non-GAAP net income attributable to Biogen Idec for the quarter was $343 million, an increase of 57% over the second quarter of 2009. A reconciliation of Biogen Idec’s GAAP to non-GAAP results is included on Table 3 within this press release.
•	Year over year comparisons are impacted by the $110 million upfront payment that was due Acorda Therapeutics during the second quarter of 2009, which reduced Biogen Idec’s GAAP and non-GAAP EPS in that period by 32 cents.
As of June 30, 2010, Biogen Idec had cash, cash equivalents and marketable securities of approximately $1.5 billion.
Biogen Idec’s newly appointed Chief Executive Officer, George A. Scangos, Ph.D. said, “Biogen Idec had a solid second quarter. Our charge now is to build on the quarter, aggressively execute our marketing plans for AVONEX, complete the patient and risk stratification strategy for TYSABRI, move the late-stage pipeline forward rapidly, and rationalize the R&D portfolio. We have the potential to launch five new products in the next three years. I’m excited about the opportunities ahead and eager to address our challenges head-on and work with the management team and Board to drive Biogen Idec to achieve its full potential.”
TYSABRI Patient Growth
Based upon data available to Biogen Idec through the TOUCH® prescribing program and other third-party sources, Biogen Idec estimates that as of the end of June 2010 approximately 52,700 patients were on commercial and clinical TYSABRI therapy worldwide, and that cumulatively approximately 71,400 patients have ever been treated with TYSABRI in the post-marketing setting.
Other Products and Royalties
Revenues from other products in the second quarter of 2010 were $12 million, the same as in the second quarter of 2009.
Table 4 provides individual product revenues.
Royalty revenues were $30 million in the second quarter of 2010 compared to $25 million in the second quarter of 2009.
Corporate partner revenues were $17 million in the second quarter of 2010, versus $2 million in the second quarter of 2009.
Share Repurchase Programs
In April 2010, the Board approved a $1.5 billion share repurchase program. During the second quarter of 2010, Biogen Idec repurchased and retired 20.8 million shares at a total cost of $1 billion. Subsequent to quarter end through July 16, Biogen Idec repurchased an additional 4.7 million shares at a cost of $233 million. In total, since the beginning of the year, Biogen Idec has purchased 36.0 million shares for a total cost of $1.8 billion. Biogen Idec’s fully-diluted weighted average shares outstanding were approximately 262 million for the second quarter.

Page 3     Biogen Idec Reports Second Quarter 2010 Results
Financial Guidance
Biogen Idec also revised its 2010 financial guidance. This guidance consists of the following components:
•	Revenue growth in 2010 is expected to be in the mid single digits, unchanged from previous guidance.

•	Core operating expense growth is expected to be in the low single digits, unchanged from previous guidance.

•	R&D expense is expected to be approximately 24% to 27% of total revenue, unchanged from previous guidance.

•	SG&A expense is expected to be at the upper end of Biogen Idec’s previous guidance of 20% to 22% of total revenue.

•	GAAP diluted EPS is expected to be above $3.82, an increase over prior guidance.

•	Non-GAAP diluted EPS is expected to be above $4.70, an increase over prior guidance.
Biogen Idec may incur charges, realize gains or experience other events in 2010 that could cause actual results to vary from this guidance. This guidance excludes any significant business development activities.
Recent Events
•	On July 15, 2010, George A. Scangos, Ph.D. began his service as Biogen Idec’s Chief Executive Officer and member of its Board of Directors.

•	On July 12, 2010, Biogen Idec and Swedish Orphan Biovitrum AB announced results from a Phase 1/2a open-label, dose-escalation, safety and pharmacokinetic study of the companies’ long-lasting, fully-recombinant factor IX Fc fusion protein (rFIXFc) in hemophilia B patients. The data, which were presented at the World Federation of Hemophilia Congress in Buenos Aires, Argentina on July 11, 2010, showed that rFIXFc was well tolerated and demonstrated an approximately three-fold increase in half-life compared to historical data for BeneFIX®.

•	On July 9, 2010, Biogen Idec and Swedish Orphan Biovitrum AB announced that they plan to advance the companies’ long-lasting, fully-recombinant factor VIII Fc fusion protein (rFVIIIFc) into a registrational clinical trial in people with hemophilia A.

•	In July 2010, Biogen Idec updated the TYSABRI label in the U.S. to reflect that the risk of progressive multifocal leukoencephalopathy (PML) increases in patients with prior

Page 4     Biogen Idec Reports Second Quarter 2010 Results
immunosuppressant use and that such increased risk appears to be independent of TYSABRI treatment duration.

•	On June 15, 2010, Biogen Idec announced enrollment of the first patient in a multicenter Phase 2 clinical trial designed to evaluate its investigational oral therapy BG-12 (dimethyl fumarate) in combination with commonly used first-line treatments in patients with relapsing-remitting multiple sclerosis (RRMS).

•	On June 9, 2010, Biogen Idec held its annual meeting of stockholders. Biogen Idec’s stockholders elected Nancy L. Leaming, Brian S. Posner, Eric K. Rowinsky and Stephen A. Sherwin as directors to serve a three-year term extending until the 2013 annual meeting of stockholders and until their successors are duly elected and qualified.

•	On May 24, 2010, Biogen Idec and Abbott Laboratories announced enrollment of the first patient in a global Phase 3 study evaluating the efficacy and safety of daclizumab compared to interferon beta-1a (AVONEX) in patients with RRMS.

•	On May 20, 2010, Biogen Idec and Genentech, Inc., a wholly owned member of the Roche Group, announced data from the Phase 3 PRIMA study showed that continuing RITUXAN for two years in patients who responded to initial treatment with RITUXAN plus chemotherapy doubled the likelihood of them living without their disease worsening (progression-free survival) compared to those who stopped treatment. No new safety signals were observed in this study and the safety profile was consistent with previous experience with RITUXAN.

•	On May 19, 2010, the Roche Group and Biogen Idec announced their decision to discontinue the ocrelizumab clinical development program in patients with rheumatoid arthritis (RA). Following a detailed analysis of the efficacy and safety results from the RA program, the companies concluded that the overall benefit to risk profile of ocrelizumab was not favorable in RA taking into account the currently available treatment options.

•	In May 2010, Biogen Idec updated the TYSABRI label in the E.U. consistent with the recommendations of the European Medicines Agency. The label now states that the risk of PML increases after two years of therapy, with limited experience beyond three years. The label also states there is a risk for the occurrence of immune reconstitution inflammatory syndrome in patients with PML following discontinuation or removal of TYSABRI by plasma exchange.

Page 5     Biogen Idec Reports Second Quarter 2010 Results
Conference Call and Webcast
Biogen Idec’s earnings conference call for the second quarter will be broadcast via the Internet at 8:30 a.m. ET on July 20, 2010, and will be accessible through the Investors section of www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the Internet at the time of the earnings conference call and will be available through August 20, 2010.
About Biogen Idec
Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs. Founded in 1978, Biogen Idec is a global leader in the discovery, development, manufacturing, and commercialization of innovative therapies. Patients worldwide benefit from Biogen Idec’s significant products that address diseases such as lymphoma, multiple sclerosis, and rheumatoid arthritis. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.
Safe Harbor
In addition to historical information, this press release contains forward-looking statements that are based on our current beliefs and expectations. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “will” and other words and terms of similar meaning. You should not place undue reliance on these statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including our dependence on our three principal products, AVONEX, RITUXAN and TYSABRI, the importance of TYSABRI’s sales growth, competitive pressures, uncertainty of success in commercializing other products, the occurrence of adverse safety events with our products, changes in the availability of reimbursement for our products, our dependence on collaborations over which we may not always have full control, failure to execute our growth initiatives, failure to comply with government regulation and possible adverse impact of changes in such regulation, problems with our manufacturing processes and our reliance on third parties, charges and other costs relating to our properties, fluctuations in our effective tax rate, our ability to attract and retain qualified personnel, market and economic conditions, the risks of doing business internationally, our ability to protect our intellectual property rights and the cost of doing so, proxy contests and representation of activist shareholders on our board of directors, product liability claims, fluctuations in our operating results, the market, interest and credit risks associated with our portfolio of marketable securities, our level of indebtedness, environmental risks, aspects of our corporate governance and collaborations and the other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the SEC. Forward-looking statements, like all statements in this press release, speak only as of the date of this press release (unless another date is indicated). Unless required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

TABLE 1
Biogen Idec Inc.
June 30, 2010
Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
REVENUES
Product	$859,235	$790,970	$1,683,455	$1,524,378
Unconsolidated joint business	306,371	275,570	561,300	554,388
Royalties	30,098	25,009	56,120	49,093
Corporate partner	16,998	1,740	20,687	1,915

Total revenues	1,212,702	1,093,289	2,321,562	2,129,774

COST AND EXPENSES
Cost of sales, excluding amortization of acquired intangibles	106,985	90,721	204,040	188,918
Research and development	331,675	416,453	638,705	695,931
Selling, general and administrative	262,322	220,829	510,987	442,660
Collaboration profit sharing	62,692	49,138	126,249	91,911
Amortization of acquired intangible assets	53,148	93,234	102,037	182,482
Acquired in-process research and development	—	—	39,976	—

Total cost and expenses	816,822	870,375	1,621,994	1,601,902

Income from operations	395,880	222,914	699,568	527,872
Other income (expense), net	1,012	14,680	(7,373)	21,526

INCOME BEFORE INCOME TAX EXPENSE	396,892	237,594	692,195	549,398
Income tax expense	102,243	92,709	177,553	157,934

NET INCOME	$294,649	$144,885	$514,642	$391,464

Net income attributable to noncontrolling interest, net of tax	1,211	2,040	3,762	4,632

NET INCOME ATTRIBUTABLE TO BIOGEN IDEC INC.	$293,438	$142,845	$510,880	$386,832

BASIC EARNINGS PER SHARE	$1.13	$0.49	$1.92	$1.34

DILUTED EARNINGS PER SHARE	$1.12	$0.49	$1.91	$1.33

WEIGHTED-AVERAGE SHARES USED IN CALCULATING:
BASIC EARNINGS PER SHARE	259,938	288,615	265,018	288,162

DILUTED EARNINGS PER SHARE	261,658	290,359	267,272	290,014

TABLE 2
Biogen Idec Inc.
June 30, 2010
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2010	2009
ASSETS
Cash, cash equivalents and marketable securities	$969,672	$1,263,724
Accounts receivable, net	548,893	551,208
Inventory	267,878	293,950
Other current assets	468,788	371,713

Total current assets	2,255,231	2,480,595

Marketable securities	566,118	1,194,080
Property, plant and equipment, net	1,571,521	1,637,083
Intangible assets, net	1,768,929	1,871,078
Goodwill	1,138,621	1,138,621
Investments and other assets	201,730	230,397

TOTAL ASSETS	$7,502,150	$8,551,854

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of notes payable and line of credit	$10,096	$19,762
Other current liabilities	745,562	695,180
Long-term deferred tax liability	207,492	240,618
Notes payable and line of credit	1,069,725	1,080,207
Other long-term liabilities	257,985	254,205
Shareholders’ equity	5,211,290	6,261,882

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,502,150	$8,551,854

TABLE 3
Biogen Idec Inc.
June 30, 2010
Condensed Consolidated Statements of Income — Non-GAAP
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
EARNINGS PER SHARE
GAAP earnings per share — Diluted	$1.12	$0.49	$1.91	$1.33
Adjustments to net income attributable to Biogen Idec Inc. (as detailed below)	0.19	0.26	0.48	0.47

Non-GAAP earnings per share — Diluted	$1.31	$0.75	$2.39	$1.80

An itemized reconciliation between net income attributable to Biogen Idec Inc. on a GAAP basis and net income attributable to Biogen Idec Inc. on a non-GAAP basis is as follows:

GAAP net income attributable to Biogen Idec Inc.	$293.4	$142.8	$510.9	$386.8
Adjustments:
R&D: Restructuring and severance	0.6	0.7	1.3	1.7
R&D: Stock option expense	0.8	1.4	2.4	3.6
R&D: Expenses paid by Cardiokine	1.9	2.2	3.8	3.8
SG&A: Restructuring and severance	1.5	0.2	5.8	0.3
SG&A: Stock option expense	8.8	5.0	19.5	9.5
Amortization of acquired intangible assets	53.2	93.2	102.0	182.5
Acquired in-process research and development related to the contingent consideration payment made associated with the 2007 Syntonix acquisition	—	—	40.0	—
Income tax expense: Income tax effect primarily related to reconciling items	(15.1)	(24.8)	(42.3)	(60.3)
Noncontrolling interest: Expenses paid by Cardiokine	(1.9)	(2.2)	(3.8)	(3.8)

Non-GAAP net income attributable to Biogen Idec Inc.	$343.2	$218.5	$639.6	$524.1

2010 Full Year Guidance GAAP to non-GAAP adjustments
An itemized reconciliation between projected EPS on a GAAP basis and on a non-GAAP basis is as follows:

			Diluted
		Shares*	EPS
Projected GAAP net income attributable to Biogen Idec, Inc.	$971.1	254.2	$3.82
Adjustments:
Restructuring and severance expense	9.7
Stock option expense	33.2
Amortization of acquired intangible assets	211.9
Acquired in-process research and development	40.0
Income taxes	(71.2)

Projected Non-GAAP net income attributable to Biogen Idec, Inc.	$1,194.7	254.2	$4.70

*	The forecasted fully diluted share count assumes the completion of the $1.5 billion share repurchase program in Q3 2010.
Use of Non-GAAP Financial Measures
Our “non-GAAP net income attributable to Biogen Idec Inc.” and “non-GAAP diluted EPS” financial measures exclude the following items from GAAP net income attributable to Biogen Idec Inc. and diluted EPS:
1. Purchase accounting and merger-related adjustments.
We exclude certain purchase accounting impacts, such as those related to the 2003 merger between Biogen, Inc. and Idec Pharmaceuticals, Inc., the acquisitions of Fumapharm AG, Conforma Therapeutics and Syntonix Pharmaceuticals, and the consolidation of Cardiokine and Neurimmune. These include charges for in-process research and development and the incremental charges related to the amortization of the acquired intangible assets. Excluding these charges provides management and investors with a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.
2. Stock option expense recorded in accordance with the accounting standard for share-based payments.
We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business. We exclude stock option expense from our non-GAAP R&D expenses and SG&A expenses, but include the P&L impact of restricted stock grants and cash incentives in our non-GAAP results.
3. Unusual or non-recurring items.
We evaluate these on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis.
We believe it is important to share these non-GAAP financial measures with shareholders as they better represent the ongoing economics of the business, reflect how we manage the business internally and set operational goals, and form the basis of our management incentive programs. Non-GAAP net income attributable to Biogen Idec Inc. and diluted EPS should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Idec Inc. and diluted EPS.

TABLE 4
Biogen Idec Inc.
June 30, 2010
Product Revenues
(in thousands)
(unaudited)

	Three Months Ended
	June 30,
	2010	2009
PRODUCT REVENUES
Avonex®	$628,134	$591,160
Tysabri®	219,238	187,625
Fumaderm®	11,841	12,185
Other	22	—

Total product revenues	$859,235	$790,970

	Six Months Ended
	June 30,
	2010	2009
PRODUCT REVENUES
Avonex®	$1,220,661	$1,146,449
Tysabri®	437,882	352,829
Fumaderm®	24,890	22,769
Other	22	2,331

Total product revenues	$1,683,455	$1,524,378